Filed Pursuant to Rule 424(b)(3)
Registration Number 333-111479
PROSPECTUS

Jacuzzi Brands, Inc.

(formerly U.S. Industries, Inc.)

Offer to Exchange

$380,000,000 9 5/8% Senior Secured Notes due 2010

(which have been registered under the Securities Act)

For Any and All Outstanding

9 5/8% Senior Secured Notes due 2010

(which have not been registered under the Securities Act)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.

NEW YORK CITY TIME, FEBRUARY 9, 2004 UNLESS EXTENDED

          We are offering to exchange up to $380,000,000 of our new registered 9 5/8% Senior Secured Notes due 2010 in exchange for our existing unregistered 9 5/8% Senior Secured Notes due 2010. The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

          To exchange your old notes for new notes:

•	You are required to make the representations described on page 82 to us.

•	You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Wilmington Trust Company, by 5:00 p.m., New York city time, on February 9, 2004.

•	You should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

          See the section entitled “Risk Factors” beginning on page 15 for a discussion of the risks that you should consider prior to tendering your old notes in the exchange offer.

          Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is January 9, 2004.

INDUSTRY AND MARKET DATA
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
THE EXCHANGE OFFER
MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

INDUSTRY AND MARKET DATA

      We obtained the market and competitive position data used throughout this prospectus from our own research and from surveys or studies conducted by third parties and industry or general publications. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of the prospectus and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. Any information so updated or superseded shall not be a part prospectus except as so updated or superseded. We incorporate by reference the following documents which have been filed with the SEC:

1. Our Annual Report on Form 10-K filed on December 19, 2003 for the year ended September 27, 2003;

      We incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the Exchange Offer.

      We will promptly provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests for such copies and information should be directed to the Corporate Secretary at Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100–West, West Palm Beach, Florida 33401, telephone: (561) 514-3838. In order to assure timely delivery of the requested materials before the expiration of the exchange offer, any request should be made prior to February 2, 2004 or five business days prior to the expiration date, if extended.

i

SUMMARY

      The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider before exchanging your notes. You should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements included elsewhere or incorporated by reference in this prospectus. Unless the context indicates or requires otherwise, the terms “we,” “our” and “company” refer to Jacuzzi Brands, Inc., the issuer of the notes, and its subsidiaries.

Our Company

      We are a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets. Our Bath Products segment manufactures whirlpool baths, spas, showers, sanitary ware, including sinks and toilets, and bathtubs for the residential construction and remodeling markets. Our Plumbing Products segment manufactures professional grade drainage, water control, commercial brass and PEX piping products for the commercial and institutional construction, renovation and facilities maintenance markets. Our Rexair segment manufactures premium vacuum cleaner systems that are sold in the direct sales retail channel.

      Our products are marketed under our widely recognized brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, WILKINS® and RAINBOW®. We have built and maintained leadership positions within many of the markets we serve by leveraging the strength of these brand names across multiple retail and wholesale distribution channels. Our JACUZZI® and SUNDANCE® branded products hold leading positions in the whirlpool bath and spa markets in the United States and Europe, and our ZURN® branded products hold leading market positions in the principal commercial and institutional markets they serve. Additionally, Rexair’s RAINBOW® brand holds a substantial market position in the premium direct sales vacuum cleaner market.

      We sell our products through multiple distribution channels to maximize our customer reach and profitability. Our bath and plumbing products are sold globally to consumers through home centers, specialty retailers and mass merchants, and to professional builders and contractors through independent sales representatives, wholesalers and home centers. We sell our Rexair products to consumers through an independent distributor network.

      We serve a broad range of end markets, customers and geographic regions. We believe this diversity reduces our exposure to economic or market fluctuations with respect to any one industry, customer or geographic area. Our principal end markets include the residential construction and remodeling markets and the commercial and institutional construction, renovation and facilities maintenance markets. We have an established and diverse customer base and are not dependent on any single customer. In addition, we do not depend on a single geographic region as our products are distributed throughout the United States, as well as in Europe, Asia, Canada and South America.

      In 2002, we completed an asset disposal program that began our transformation from a diversified industrial conglomerate into a focused operating company primarily serving the bath and plumbing products markets. The proceeds from this program and cash from operations were used to reduce our total debt, from $1,100.4 million as of June 30, 2001 to $500.1 million as of September 30, 2003. In addition, we have renewed our focus on operations by reorganizing our management structure to include a Chief Operating Officer while eliminating layers of corporate management. As a result of the successful completion of these initiatives, we believe we are well positioned to grow net sales and free cash flow at our core businesses.

      To further reflect the strength of our brand portfolio, we recently changed our name from U.S. Industries, Inc. to Jacuzzi Brands, Inc. In conjunction with this name change, we changed our New York Stock Exchange symbol from “USI” to “JJZ.” On December 19, 2003, the reported last sale price for our common stock on the New York Stock Exchange was $7.25 per share, representing a market capitalization of approximately $544.1 million.

      The following table provides a brief description of the primary products, brands and distribution channels for each of our three business segments.

	Key Products	Key Brands	Distribution Channels

Bath Products Segment
U.S. bath products
Manufactures and distributes bath products for the domestic residential construction and remodeling markets.	• Whirlpool baths • Spas • Showers • Sanitary ware • Bathtubs	• JACUZZI® • SUNDANCE® • ELJER®	• Wholesalers (Ferguson, Hughes, Hajoca)

• Home Centers (The Home Depot, Lowe’s Home Improvement Warehouse, Menard’s)

• Specialty Kitchen, Bath and Spa Retailers

• Mass Merchant Retailers (Costco, Leslie Pools, Sutherland)
International bath products
Manufactures and distributes bath products primarily for the European residential construction and remodeling markets.	• Whirlpool baths • Spas • Showers • Sanitary ware • Bathtubs • Sinks	• JACUZZI® • SANITAN® • ASTRACAST®	• Home Centers (B&Q, Homebase, Focus) • Wholesalers (Wolseley Group, St. Gobain, Mark II) • Specialty Kitchen, Bath and Spa Retailers
Plumbing Products Segment
Manufactures and distributes a wide variety of plumbing products for the North American commercial and institutional construction markets.	• Specification drains • Water control products • Commercial brass products • PEX piping	• ZURN® • WILKINS®	• Independent Sales Representatives • Wholesalers (Ferguson, Hughes, Hajoca) • Home Centers (The Home Depot, Lowe’s Home Improvement Warehouse)
Rexair Segment
Manufactures premium vacuum cleaner systems for the global direct sales market.	• Vacuum cleaner systems	• RAINBOW®	• Independent Dealer Network

Our Strengths

      We believe that the following strengths differentiate us from our competitors and provide us with significant competitive advantages.

•	Strong Brand Recognition. We market our products under a number of widely recognized brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, WILKINS® and RAINBOW®. We leverage the strength of these brands to secure access to key distribution channels, sell our products in new end markets and facilitate new product introductions. As the creator of the whirlpool bath product category, our flagship JACUZZI® brand benefits from exceptional recognition in the global marketplace, with a brand recognition rate among consumers of over 90% in a recent independent brand awareness survey. We have capitalized on this brand recognition to extend the JACUZZI® brand to showers, sanitary ware and outdoor jetted spas. Our ZURN® brand benefits from strong recognition in the commercial and institutional plumbing markets, and we have leveraged the strength of this brand to successfully market an extensive commercial product line. We support each of our brands through targeted advertising and marketing promotions and strong product development resources.

•	Leading Market Positions. We have leading market positions in many of the markets in which we compete. Our bath products hold leading market positions in the United States and Europe. Our plumbing products hold leading positions in the principal markets in which they compete. Our RAINBOW® brand vacuum cleaner holds a substantial market position in the United States direct sales market for premium vacuum cleaners. These leading market positions provide us with a platform to leverage new products into existing channels and to penetrate new markets.

•	Effective Distribution Channel Management. Our ability to market products through multiple distribution channels allows us to maximize our customer reach and profitability. Our primary distributors include:

•	Wholesalers. We maintain relationships with leading plumbing wholesalers such as Ferguson, Hughes and Hajoca and work closely with these wholesalers to develop strong relationships with end users of our products. The end users served by these companies include regional and national builders such as Toll Brothers and Hovnanian, as well as contractors, consumers and specialty retailers. Our sales representatives are actively involved with these wholesalers throughout the sales process working to help end users determine and implement the most effective product solution. We believe this approach builds long standing relationships and brand loyalty among both the distributors and end users of our products.

•	Home Centers. We have important relationships with the major domestic and international home centers, including The Home Depot, Lowe’s and Menard’s in the United States, and B&Q, Homebase and Focus in the United Kingdom. We recently entered into an agreement to be the primary supplier of whirlpool baths to Lowe’s. The Home Depot is also a significant customer for us and carries a comprehensive line of our ELJER® sanitary ware products, including sinks and toilets. In addition, our relationships with home centers in the United Kingdom have enabled us to introduce new products and increase our sales through this channel.

•	Specialty Retailers. Our bath products are sold to a wide variety of kitchen, bath and spa specialty retailers. In the United States and the United Kingdom, JACUZZI® products are marketed through a network of specialty bath retailers. Our SUNDANCE® and JACUZZI PREMIUM® spas are primarily sold through a network of over 1,000 independent pool, spa and leisure specialty retailers. We act as the exclusive spa supplier to a majority of these retailers, and we support them with product training, comprehensive point-of-purchase marketing materials, advertising and a national warranty service support program.

•	Extensive Product Portfolios. Our extensive residential bath and commercial and institutional plumbing product portfolios are a competitive advantage for us as our customers seek to rationalize their purchasing process by reducing the number of vendors from whom they purchase. In the retail markets, we offer home centers and other specialty retailers a single source for an extensive line of branded bath products across the “good-better-best” price point spectrum. In the commercial and institutional markets, we offer a broad range of product solutions from our ZURN® brand family. Our total package solutions of ZURN® products, which are bundled packages of plumbing products and related components, are engineered for efficient product delivery and installation. By marketing bundled product packages, customers are able to purchase a fully integrated product from one supplier.

•	End Market, Customer and Geographic Diversity. We serve a broad range of end markets, customers and geographic regions. We believe this diversity reduces our exposure to economic or market fluctuations with respect to any one industry, customer or geographic area. Our principal end markets include the residential new construction and remodeling markets and the commercial and institutional construction, renovation and facilities maintenance markets. We have an established and diverse customer base and are not dependent on any single customer. In addition, we do not depend on a single geographic region as our products are distributed throughout the United States, as well as in Europe, Asia, Canada and South America.

•	Strong Free Cash Flow Profile. Our international bath, spa, plumbing and Rexair product lines have historically delivered strong free cash flow. We expect that recent improvements in our U.S. Bath Products business, including our manufacturing consolidation program and our new Lowe’s whirlpool bath contract, will position us to improve free cash flow from that business and enhance overall free cash flow.

Business Strategy

      Our goal is to increase net sales and profitability and maximize free cash flow by executing the following strategies:

•	Grow Sales and Expand Market Share. We seek to attract new customers and increase sales to existing customers through a series of targeted initiatives within each of our product lines.

•	Bath Products Segment

U.S. bath products. We plan to grow sales of our U.S. bath products by establishing and expanding supply agreements with key customers and introducing new products. For example, our recent supply agreement with Lowe’s establishes us as the primary supplier of whirlpool bath products to their over 850 stores. We also maintain a strong presence within The Home Depot through our ELJER® branded sanitary ware products. In addition, we plan to generate growth in the wholesale distribution channel by increasing our focus on marketing directly to national home builders, introducing new products, such as the SUMMER RAIN® line of showers and the PURE AIRTM whirlpool bath, and extending the JACUZZI® brand name into related products such as sanitary ware.

International bath products. We plan to grow sales in Europe primarily through supply agreements with two of the leading U.K. home centers, Focus and Homebase, which cover a full range of bath, shower and sanitary ware products. Additionally, we plan to increase our sales in Europe by (1) introducing new products, such as the JACUZZI® shower and sanitary ware collection and the TIVOLI collection for the Graham group, a subsidiary of St. Gobain, (2) extending product lines with enhancements, such as showers with steam capabilities and multi-jet showerheads, and (3) increasing sales and marketing efforts in Eastern Europe and Russia.

Spa products. We plan to grow sales of our spa products by continuing to expand our independent SUNDANCE® and JACUZZI PREMIUM® specialty retail network for outdoor jetted spas. This network currently consists of more than 1,000 independent specialty retail locations and we expect this number to increase over the next five years. We believe that our brand recognition, superior dealer support and broad product offerings will continue to attract successful pool, spa and leisure specialty retailers to our products.

•	Plumbing Products Segment. We expect new product development, superior customer service and penetration into new markets to provide growth opportunities despite the recent weakness in the commercial and institutional construction markets. By continuing our long history of product development, we expect to facilitate market share gains by reducing contractors’ costs associated with installing and maintaining our products. We intend to continue to enhance our customer service by further leveraging our national network of service and distribution centers to quickly respond to customer needs. We are creating additional growth opportunities for our plumbing products by targeting markets where we have not previously focused our marketing efforts, such as the fire protection, building maintenance and large homebuilders markets. We also plan to increase promotion of our total package solutions which provide plumbing products and related components in bundled product packages.

•	Rexair Segment. We plan to grow our Rexair segment by expanding our distributor base and enhancing our penetration of key geographic markets. We are expanding our distributor base by (1) educating existing distributors about the benefits of promoting subdistributors within their organizations, (2) dedicating a sales staff position exclusively to territory development and utilization and (3) promoting Rexair’s incentive programs that reward development of new distributors. Additionally, we now allow regional sales directors to continue operating their distributorships following promotions so that our most successful directors can continue selling while imparting their proven sales techniques to other distributors.

•	Leverage Strength of Brand Names. We believe there are significant opportunities to further capitalize on the strength of our brand names. We expect that our widely recognized brands will continue to facilitate new product introductions and product line extensions and increase our share of bath and plumbing expenditures. For example, we plan to further extend the JACUZZI® brand into other bath product categories such as sanitary ware. We also expect the ZURN® brand’s reputation for providing an extensive line of quality products to facilitate our entry into markets where we have not previously focused our marketing efforts.

•	Continue Track Record of Product Innovation and Quality. Our proven ability to create innovative products and improve quality offers us significant opportunities for growth. Our design and engineering staff works closely with customers to develop products that meet their needs and reduce the costs of using our products by making them more reliable and easier to install and maintain. The recent introduction of new products and enhancements, such as our ZURN® composite roadside drains, EZ-FLUSH® sensor flush valves, SWEETWATERTM line of spas, SUMMER RAIN® line of showers, PURE AIRTM whirlpool baths and the TIVOLI range of sanitary ware, highlights our ability to develop and introduce new products.

•	Improve Operational and Manufacturing Efficiency. We believe there are opportunities to improve profitability through cost control, process optimization and the implementation of improved manufacturing practices such as lean manufacturing techniques. We expect that our recently completed investment in the consolidation of our bath products manufacturing facility in Chino, California will enable us to more effectively manage quality improvement and reduce operating costs. We have also identified additional opportunities to further reduce costs by outsourcing components and finished products to lower cost manufacturing sources outside the United States. In addition, our focused operating structure provides opportunities to further reduce costs by sharing best practices across geographies and business lines and consolidating purchasing processes.

•	Maintain Commitment to Debt Reduction. We have successfully reduced our total debt, from $1,100.4 million as of June 30, 2001 to $500.1 million as of September 30, 2003 by applying cash generated by our asset disposal plan and our operations. Debt reduction remains one of our primary goals and we intend to continue reducing debt through free cash flow generation and selected portfolio rationalization consistent with our business strategy.

Refinancing Transactions

      The initial offering of the notes was part of a refinancing of certain of our existing indebtedness. Concurrently with the consummation of the initial offering, we entered into two new credit facilities, the terms of which are more fully described under “Description of Other Indebtedness.” We used the proceeds of the initial offering and initial borrowings under our new credit facilities to repay amounts outstanding under our existing restructured facilities and our existing senior notes. In this prospectus, we refer to these transactions as the “refinancing transactions.”

      Our principal executive offices are located at 777 S. Flagler Drive, Suite 1100–West, West Palm Beach, Florida 33401 and our telephone number is (561) 514-3838.

The Exchange Offer

New Notes	We are offering up to $380,000,000.00 aggregate principal amount of 9 5/8% Senior Secured Notes, which have been registered under the Securities Act.

Old Notes	The old notes were sold on July 15, 2003 to certain “initial purchasers”, pursuant to a purchase agreement dated June 30, 2003. They were subsequently resold pursuant to Rule 144A and Regulation S under the Securities Act.

The Exchange Offer	We are offering to issue the new registered 9 5/8% Senior Secured Notes in exchange for a like principal amount of your existing unregistered 9 5/8% Senior Secured Notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York city time on February 9, 2004 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to February 9, 2004. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	Wilmington Trust Company is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

      Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

      If you are an affiliate of Jacuzzi, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

      For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the New Notes

      The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to your old notes do not apply to the new notes. We refer to the new notes as the “notes” in this prospectus.

The notes	$380,000,000 principal amount of 9 5/8% senior secured notes due 2010.

Maturity Date	July 1, 2010.

Interest Payments	Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2004.

Optional Redemption	We may redeem some or all of the notes beginning on July 1, 2007 at the redemption prices listed under “Description of the Notes — Optional Redemption.”

Prior to July 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings.

Change of Control	If we experience a change of control as defined under “Description of the Notes,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Guaranties	The notes will be guaranteed, jointly and severally, on a senior basis, by certain of our existing and future domestic restricted subsidiaries.

Collateral	The notes and guaranties will be secured by a first-priority lien on and security interest in (subject to certain permitted encumbrances) substantially all of our and the subsidiary guarantors’ domestic real property, plant and equipment, which we refer to in this prospectus as the “Notes Collateral.” The notes and guaranties will also be secured by a second-priority lien on and security interest in (subject to certain permitted encumbrances) substantially all of our and the subsidiary guarantors’ other assets (other than assets that constitute Notes Collateral) that secure obligations under our new credit facilities, which we refer to in this prospectus as the “Bank Collateral.” The Bank Collateral will include 100% of the capital stock of, or other equity interests in, existing and future domestic subsidiaries and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign subsidiaries and substantially all of the other assets (other than assets that constitute Notes Collateral), in each case that are held by us or any of the subsidiary guarantors. The lenders under our new credit facilities will have the benefit of a first-priority lien on and security interest in the Bank Collateral and will have the benefit of a second-priority lien on and security interest in the Notes Collateral. See “Description of the Notes — Security.”

Sharing of Collateral	Initially, only the notes will have the benefit of the first-priority interest in the Notes Collateral. No other indebtedness may be granted a first-priority security interest in the Notes Collateral; provided, however, that in the event we refinance some (but not all) of the notes, the indebtedness incurred to refinance the notes may be equally secured by the Notes Collateral and such refinancing indebtedness will rank pari passu with the remaining notes with respect to the Notes Collateral.

We may grant an additional lien on any property or asset that constitutes Bank Collateral in order to secure any obligation permitted to be incurred pursuant to the indenture governing the notes. Any such additional lien may be a first-priority lien that is senior to the lien securing the notes or may be a second-priority lien that ranks pari passu with the lien securing the notes. In addition, we may also grant a lien on any other property or asset that does not constitute Notes Collateral or Bank Collateral provided that, in such an event, we concurrently secure the notes on a pari passu basis.

Ranking	The notes and the guaranties will be our and the subsidiary guarantors’ senior debt obligations and:

• will rank equally with all of our and our subsidiary guarantors’ existing and future senior indebtedness; and

• will rank senior to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness.

In addition, the notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that are not providing guaranties.

As of September 30, 2003:

• we (excluding our subsidiaries) had approximately $468.9 million of senior indebtedness outstanding, including $380.0 million of indebtedness represented by the notes and $88.9 million of indebtedness under our new credit facilities;

• our subsidiary guarantors had approximately $476.6 million of senior indebtedness outstanding, of which $468.9 million was represented by the subsidiary guarantors’ guaranties of the notes and guaranties of obligations under our new credit facilities;

• we were able to incur an additional $81.1 million of indebtedness under our new credit facilities (net of $49.1 million of outstanding letters of credit); and

• our subsidiaries that are not guaranteeing the notes had approximately $23.5 million of indebtedness outstanding.

Restrictive Covenants	The terms of the notes place certain limitations on our and our restricted subsidiaries’ ability to, among other things:

• incur additional indebtedness (including senior indebtedness);

• pay dividends or make certain other distributions;

• repurchase or redeem capital stock or subordinated indebtedness;

• make investments;

• create liens;

• enter into sale and leaseback transactions;

• sell assets;

• enter into transactions with affiliates;

• incur restrictions on the ability of our and restricted subsidiaries to pay dividends or make other payments to us;

• merge or consolidate with or into any other person or transfer all or substantially all of our or their assets;

• transfer or issue shares of capital stock of restricted subsidiaries; and

• impair the security interest with respect to the Collateral.

These limitations are subject to a number of exceptions and qualifications described under “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Risk Factors

      Investing in the notes involves substantial risks. See “Risk Factors” for a discussion of certain factors that you should consider before exchanging your notes.

Summary Consolidated Financial Data

      The following table presents summary consolidated financial data. The summary consolidated financial data for the fiscal years ended September 30, 2001, 2002 and 2003 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our business has undergone significant changes during the periods presented below. Accordingly, results from any one period may not be comparable to results from any other period.

      You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference in this prospectus.

	Fiscal Year Ended September 30,

	2001		2002	2003

	(In millions)
Income Statement Data:
Net sales:
Bath Products	$721.5		$711.9	$813.9
Plumbing Products	272.4		257.8	276.6
Rexair	13.3		98.6	102.1

Total net sales	1,007.2		1,068.3	1,192.6
Cost of products sold	710.7		731.9	834.4
Selling, general and administrative expenses	225.9		234.8	258.0
Impairment, restructuring and other charges	100.2		7.2	19.0

Operating income (loss)	(29.6	)(1)	94.4	81.2
Interest expense	(87.5)		(74.7)	(60.7)
Interest income	25.2		4.6	2.1
Equity losses of investees	(1.4)		—	—
Other expense, net	(79.8)		(15.5)	(26.5)

Income (loss) before income taxes and discontinued operations	(173.1)		8.8	(3.9)
Benefit from income taxes	7.4		23.1	14.0

Income (loss) from continuing operations	(165.7	)(2)	31.9 (3)	10.1 (4)
Income (loss) from discontinued operations	(340.8)		9.0	(41.2)
Cumulative effect of accounting change	(0.7)		—	—

Net income (loss)	$(507.2)		$40.9	$(31.1)

Other Financial Data:
Cash flows from operations activities	$113.6		$72.1	$74.9
Cash flows from investing activities	(4.8)		482.4	112.6
Cash flows from financing activities	(58.6)		(588.1)	(197.9)
Capital expenditures	20.3		15.0	19.2
Balance Sheet Data (as of period end):
Cash and cash equivalents	65.2		32.1	31.2
Total assets	2,175.1		1,682.6	1,336.8
Total debt	1,226.8		808.1	500.1
Stockholders’ equity	217.0		254.4	255.7

(1)	Operating income (loss) for fiscal 2001 includes goodwill amortization of $9.5 million. We stopped amortizing goodwill after adoption of SFAS No. 142 on October 1, 2001.
(2)	Loss from continuing operations in fiscal 2001 includes impairment, restructuring and other pre-tax charges of $164.9 million, which consists of $100.2 million in goodwill impairment charges, $45.1 million of impairment charges related to the Strategic Notes, $6.7 million for the payment of advisory and other related fees associated with the debt restructuring, $8.1 million for professional fees associated with the previously planned Spin-off of the LCA Group and $4.8 million related to the elimination of certain product lines.
(3)	Income from continuing operations in fiscal 2002 includes restructuring and other pre-tax charges of $7.2 million, which consists of $3.4 million for a lease obligation, $3.1 million in severance charges and $0.7 million to increase reserves related to the U.S. Brass product lines which were discontinued in 2000, as well as $9.2 million of pre-tax charges related to financing initiatives. Also, we recorded a tax benefit in fiscal 2002 largely attributable to benefits that will be realized due to the completion of certain asset sales and changes in tax laws regarding the utilization of loss carry backs.
(4)	Net sales in fiscal 2003 include $8.6 million from the sale of a license for certain patented technology. In addition to the pre-tax benefit of $8.6 million related to the license sale, income from continuing operations in fiscal 2003 includes impairment, restructuring and other pre-tax charges of $19.9 million, which consists primarily of $13.3 million for the closure of two manufacturing plants and $8.5 million for the restructuring of our corporate headquarters, partially offset by a $3.2 million favorable adjustment related to prior year restructuring reserves. Income from continuing operations also includes $19.2 million of pre-tax charges associated with the refinancing of our Restructured Facilities in July 2003. During the first half of fiscal 2003, the IRS completed its examination of the federal income tax returns for fiscal 1995 through 1997. As a result of the audit settlement, we recorded a tax benefit of $13.6 million.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risks and the risks detailed in our annual report on Form 10-K filed December 19, 2003 before tendering your notes for exchange in the exchange offer.

Risks Related to the Notes

We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries.

      We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. Generally, creditors of a subsidiary will have a claim to the assets and earnings of that subsidiary that is senior to the claims of the creditors of its parent company, except to the extent the claims of the parent’s creditors are guaranteed by the subsidiary. In addition, the ability of our subsidiaries to pay dividends and to make payments to us may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the indenture governing the notes will limit the ability of restricted subsidiaries to enter into restrictions on their ability to pay dividends or make other intercompany transfers of funds to us, these limitations are subject to a number of qualifications and exceptions. See “Description of the Notes — Certain Covenants.”

None of our foreign subsidiaries are guarantors. As a result, your right to receive payments on the notes may be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

      None of our foreign subsidiaries will guarantee the notes or pledge their assets to secure the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 30, 2003, our non-guarantor subsidiaries had approximately $23.5 million of indebtedness outstanding. Our non-guarantor subsidiaries generated approximately 25% of our net sales for the twelve months ended September 30, 2003 and held approximately 20% of our assets (excluding assets held for sale) as of September 30, 2003.

There may not be sufficient collateral to pay all or any of the notes.

      The notes will be secured on a first-priority basis (subject to certain permitted encumbrances) by the Notes Collateral, which consists of our and the subsidiary guarantors’ existing domestic property, plant and equipment. As of September 30, 2003, the book value of the Notes Collateral was approximately $84.3 million, net of accumulated depreciation. No appraisal of the fair market value of the Notes Collateral has been prepared in connection with this offering, but the fair market value of the Notes Collateral is substantially less than the principal amount of the notes. The actual value of the Notes Collateral at any time will depend upon market and other economic conditions. By its nature, the Notes Collateral generally will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the Notes Collateral will be insufficient to pay our obligations under the notes in full. Specifically, if the fair market value of the Notes Collateral were to equal its current book value, the principal amount of the notes would exceed the value of the Notes Collateral by $295.7 million.

      The notes will also have the benefit of a second-priority security interest (subject to certain permitted encumbrances) in the Bank Collateral, which consists of 100% of the capital stock of existing and future domestic subsidiaries and 65% of the capital stock of existing and future first-tier foreign subsidiaries and substantially all of the other assets (other than assets that constitute Notes Collateral), in each case that are held by us or any of the subsidiary guarantors. The Bank Collateral will be subject to a first-priority security interest for the benefit of the lenders under our new credit facilities, including our asset based facility and our term loan facility, and may be shared with our future creditors. Although the holders of obligations secured by first-priority liens on the Bank Collateral and the holders of obligations secured by second-priority liens on the Bank Collateral, including the notes, will share in the proceeds of the Bank Collateral, the holders of obligations secured by first-priority liens will be entitled to receive proceeds from any realization of the Bank Collateral to repay their obligation in full before the holders of the notes and the other obligations secured by second-priority liens. The value of the Bank Collateral at any time will depend upon market and other economic conditions, and any such value may differ substantially from the appraised or book value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that any proceeds from the sale of the Bank Collateral would be available to satisfy amounts outstanding under the notes and other obligations secured by second-priority liens after payment in full of all obligations secured by first-priority liens on the Bank Collateral. In such an event, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Notes Collateral and Bank Collateral) would only have an unsecured claim against our remaining assets.

      As of September 30, 2003, we had approximately $88.9 million of indebtedness outstanding under our new credit facilities, with approximately $81.1 million (net of $49.1 million of outstanding letters of credit) of additional availability under the asset based facility under our new credit facilities. All indebtedness under our new credit facilities will be secured by first-priority liens on the Bank Collateral (subject to certain permitted encumbrances). In addition, under the terms of the indenture governing the notes, we may grant an additional lien on any property or asset that constitutes Bank Collateral in order to secure any obligation permitted to be incurred pursuant to the indenture. Any such additional lien may be a lien that is senior to the lien securing the notes or may be a second-priority lien that ranks pari passu with the lien securing the notes. In either case, any grant of additional liens on the Bank Collateral would further dilute the value of the second-priority lien on the Bank Collateral securing the notes. Further, we may be permitted in certain circumstances under the terms of the indenture governing the notes to sell assets that constitute Notes Collateral or Bank Collateral and not apply the proceeds to invest in additional assets that will secure the notes or repay outstanding indebtedness.

      The rights of holders of the notes with respect to the Bank Collateral will also be limited by the terms of the intercreditor agreement. Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the Bank Collateral are outstanding, any actions that may be taken in respect of the Bank Collateral, including the ability to cause the commencement of enforcement proceedings against the Bank Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of Bank Collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first-priority liens and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of the Notes — Security” and “Description of the Notes — Amendments and Waivers.”

In the event of a bankruptcy of us or any subsidiary guarantor, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair value of the collateral securing the notes.

      In any bankruptcy proceeding with respect to us or any subsidiary guarantor, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are so under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection”

under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

In the event of a bankruptcy of us or any subsidiary guarantor, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

      The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy of the issuer or any of the subsidiary guarantors. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, the issuer cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

We may not be able to repurchase the notes upon a change of control.

      Upon a “change of control,” as defined in the indenture governing the notes, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest to the date of repurchase. If a change of control were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. In addition, our new credit facilities will prohibit us from purchasing the notes in the event of a change of control. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes, which would in turn be a default under our new credit facilities. In addition, a change of control may constitute an event of default under our new credit facilities. A default under our new credit facilities would result in an event of default under the indenture governing the notes if such default relates to a payment default or the lenders were to accelerate the debt under our new credit facilities. If the foregoing occurs, we may not have enough assets to satisfy all obligations under our new credit facilities and the indenture governing the notes.

The subsidiary guaranties and the liens securing the guaranties may not be enforceable.

      Certain of our existing and future domestic restricted subsidiaries will guarantee our obligations under the notes, and those guaranties will be secured by liens on certain of their assets. If any subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void or otherwise decline to enforce the subsidiary’s guaranty and the lien securing such guaranty. A court might do so it if found that when the subsidiary entered into its guaranty and granted the lien or, in some states, when payments became due under the guaranty, the subsidiary received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent,

•	was left with inadequate capital to conduct its business or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

      The court might also void a guaranty or lien, without regard to the above factors, if the court found that the subsidiary entered into its guaranty and granted a lien with actual intent to hinder, delay or defraud its creditors.

      A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guaranty and lien if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guaranty and lien, you would no longer have a claim against the subsidiary guarantor and would no longer have the benefit of the assets that were subject to the lien. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

      The test for determining solvency in these circumstances will depend on the law of the jurisdiction that is being applied. In general, a court would consider the subsidiary insolvent either if the sum of its existing debts exceed the fair value of all property, or its assets’ present fair value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

      Each subsidiary guaranty will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guaranty to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guaranties from being voided under fraudulent transfer law.

An active trading market may not develop for the notes.

      The notes constitute an issue of securities for which there is no established trading market. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the notes (or any such exchange notes) for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they intend to make a market in the notes (and any exchange notes, if issued), they are not obligated to do so and may discontinue any such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement for the notes. Although the notes (or the exchange notes, if issued) will be eligible for trading in The PORTALSM Market, there can be no assurance as to the development or liquidity of any market for the notes (or the exchange notes, if issued), the ability of the holders of the notes (or the exchange notes, if issued) to sell their notes (or the exchange notes, if issued) or the price at which the holders would be able to sell their notes (or the exchange notes, if issued).

The market price for the notes may be volatile.

      The market for non-investment grade debt has historically been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

FORWARD-LOOKING STATEMENTS

      In December 1995, the Private Securities Litigation Reform Act of 1995, or the Act, was enacted by the United States Congress. The Act, as amended, contains certain amendments to the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. These amendments provide protection from liability in private lawsuits for “forward-looking” statements made by public companies. We take advantage of the “safe harbor” provisions of the Act.

      This prospectus contains both historical information and other information that may be used to infer future performance. Examples of historical information include our quarterly financial statements and the commentary on past performance contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution the reader that, with the exception of information that is clearly historical, all the information contained or incorporated by reference in this prospectus should be considered to be “forward-looking statements” as referred to in the Act. Without limitation, when we use the words “believe,” “estimate,” “plan,” “expect,” “intend,” “anticipate,” “continue,” “project,” “probably,” “should” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature.

      Forward-looking information involves risks and uncertainties. This information is based on various factors and assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ substantially from those we have discussed in the forward-looking statements in this prospectus. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results in future years to differ materially from those expressed in any forward-looking statement made in this prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing factors.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. The old notes will be exchanged for new notes as described in this prospectus upon our receipt of unregistered notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      Our net proceeds from the sale of the old notes were approximately $368.6 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds to repay certain existing indebtedness.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2003. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements incorporated by reference in this prospectus.

As of
September 30, 2003

(in millions)
Cash and cash equivalents	$31.2

Debt:
Notes payable — U.K./Italy overdraft facilities (1)	$23.5
Other debt	7.7
New asset based bank facility	23.9
New term loan facility	65.0
Senior secured notes	380.0

Total debt	500.1

Stockholders’ equity:
Common stock (par value $.01 per share, authorized 300,000,000 shares; issued 99,096,734 shares; outstanding 74,986,982 shares)	1.0
Paid in capital	650.1
Accumulated deficit	(33.7)
Unearned restricted stock	(0.8)
Accumulated other comprehensive loss	(8.7)
Treasury stock (24,109,752) at cost	(352.2)

Total stockholders’ equity	255.7

Total capitalization	$755.8

(1)	We maintain overdraft facilities for certain of our foreign operating entities. Our U.K. overdraft facility permits certain of our U.K. subsidiaries to carry overdrafts (net of cash balances) in an aggregate amount not to exceed GBP 10 million ($16.6 million at the September 27, 2003 exchange rate of GBP 1.00 = $1.66). In addition to our U.K. overdraft facility, certain of our subsidiaries in Italy have overdraft facilities with maximum capacity for borrowings contingent upon actual value of receivables. As of September 27, 2003, there was an aggregate amount of $23.5 million and $0 million, respectively, outstanding under the U.K. and Italy overdraft facilities.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents our selected historical consolidated financial data. The selected consolidated financial data for the fiscal years ended September 30, 1999 and 2000 has been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data for the fiscal years ended September 30, 2001, 2002 and 2003 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our business has undergone significant changes during the period presented below. Accordingly, results from any one period may not be comparable to results from any other period.

      You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference in this prospectus.

	Fiscal Year Ended September 30,

	1999(1)		2000(1)	2001		2002	2003

	(in millions)
Income Statement Data:
Net sales:
Bath Products	$651.8		$849.9	$721.5		$711.9	$813.9
Plumbing Products	471.6		354.2	272.4		257.8	276.6
Rexair	—		—	13.3		98.6	102.1
Diversified	861.7		415.3	—		—	—
Other	53.4		—	—		—	—

Total net sales	2,038.5		1,619.4	1,007.2		1,068.3	1,192.6
Cost of products sold	1,479.5		1,176.8	710.7		731.9	834.4
Selling, general and administrative expenses	359.8		310.7	225.9		234.8	258.0
Impairment, restructuring and other charges	0.7		60.2	100.2		7.2	19.0

Operating income (loss)	198.5	(2)	71.7 (2)	(29.6	)(2)	94.4	81.2
Interest expense	(78.5)		(84.1)	(87.5)		(74.7)	(60.7)
Interest income	4.1		16.7	25.2		4.6	2.1
Gain on sale of businesses	—		39.3	—		—	—
Equity earnings (losses) in investees	—		3.1	(1.4)		—	—
Other income (expense), net	13.5		(4.7)	(79.8)		(15.5)	(26.5)

Income (loss) before income taxes and discontinued operations	137.6		42.0	(173.1)		8.8	(3.9)
Provision (benefit) from income taxes	(47.2)		(10.0)	7.4		23.1	14.0

Income (loss) from continuing operations	90.4	(3)	32.0 (4)	(165.7	)(5)	31.9 (6)	10.1
Income (loss) from discontinued operations	51.0		3.6	(340.8)		9.0	(41.2)
Cumulative effect of accounting change	—		—	(0.7)		—	—

Net income (loss)	$141.4		$35.6	$(507.2)		$40.9	$(31.1)

	Fiscal Year Ended September 30,

	1999(1)		2000(1)		2001	2002		2003

	(in millions)
Other Financial Data:
Depreciation	$39.7		$32.4		$23.6	$22.6		$22.8
Amortization	15.8		14.1		12.4	3.5		1.8
Capital expenditures	56.0		30.6		20.3	15.0		19.2
Ratio of earnings to fixed charges(7)	2.6	x	1.5	x	—	1.1	x	—
Balance Sheet Data (as of period end):
Cash and cash equivalents	$57.7		$24.7		$65.2	$32.1		$31.2
Total assets	3,028.3		2,489.8		2,170.3	1,682.6		1,336.8
Total debt	1,251.8		1,046.2		1,226.7	808.1		500.1
Stockholders’ equity	920.3		753.7		217.0	254.4		255.7

(1)	Financial data for fiscal 1999 and 2000 includes the Diversified segment and Rexair which were sold in March 2000. We repurchased Rexair in August of 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Overview.”

(2)	Operating income (loss) for fiscal 1999, 2000 and 2001 includes goodwill amortization of $12.1 million, $13.0 million and $9.5 million, respectively. We stopped amortizing goodwill after adopting SFAS No. 142 on October 1, 2001.

(3)	Income from continuing operations in fiscal 1999 includes $4.6 million pre-tax of other costs in conjunction with severance for certain senior executives, and net pre-tax costs of $7.7 million primarily for the closure of a manufacturing facility and the elimination of certain product lines. Fiscal 1999 also includes a $6.2 million tax benefit from the resolution of prior years’ tax issues.

(4)	Income from continuing operations for fiscal 2000 includes pre-tax charges of $79.7 million for (i) the closure of the former Zurn corporate office ($13.1 million), (ii) the elimination of certain products lines, write-down of inventory and other related costs at the U.S. Brass operations ($20.8 million) and (iii) the recognition of goodwill and asset impairments at the European HVAC operations ($45.8 million). Fiscal 2000 also includes net pre-tax credits of $39.3 million related to the gain on the sale of the Diversified Businesses, the gains on the sale of securities received as consideration for the sale of certain businesses and costs written off related to the abandoned sale of the lighting segment. In addition, fiscal 2000 includes a $20.0 million reversal of tax contingencies related to the spin-off from Hanson.

(5)	Loss from continuing operations for fiscal 2001 includes pre-tax charges of $164.9 million for (i) the recognition of goodwill impairment charges ($100.2 million), (ii) the write-down of the carrying value of the Strategic Industries notes to net realizable value ($45.1 million), (iii) the payment of advisory and other related fees associated with the debt restructuring ($6.7 million), (iv) the payment of professional fees associated with the previously planned spin-off of the Lighting Corporation of America Group ($8.1 million), and (v) the elimination of certain product lines ($4.8 million).

(6)	Income from continuing operations in fiscal 2002 includes restructuring and other pre-tax charges of $7.2 million, which consists of $3.4 million for a lease obligation, $3.1 million in severance charges and $0.7 million to increase reserves related to the U.S. Brass product lines which were discontinued in 2000, as well as $9.2 million of pre-tax charges related to financing initiatives. Also, we recorded a tax benefit in fiscal 2002 largely attributable to benefits that will be realized due to the completion of certain asset sales and changes in tax laws regarding the utilization of loss carry backs.

Net sales in fiscal 2003 include $8.6 million from the sale of a license for certain patented technology. In addition to the pre-tax benefit of $8.6 million related to the license sale, income from continuing operations in fiscal 2003 includes impairment, restructuring and other pre-tax charges of $19.9 million, which consists primarily of $13.3 million for the closure of two manufacturing plants and $8.5 million for the restructuring of our corporate headquarters, partially offset by a $3.2 million favorable adjustment related to prior year restructuring reserves. Income from continuing operations also includes $19.2 million of pre-tax charges associated with the extension and eventual refinancing of our debt in July 2003. During the first half of fiscal 2003, the IRS completed its examination of the federal income tax returns for fiscal 1995 through 1997. As a result of the audit settlement, we recorded a tax benefit of $13.6 million.

(7)	For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges. “Fixed charges” consist of interest expense, including amortization of deferred financing costs. For fiscal 2001 and 2003, “earnings” were insufficient to cover fixed charges by $173.1 million and $3.9 million, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

      On July 15, 2003, we and certain of our domestic subsidiaries, as borrowers, entered into a Loan and Security Agreement with Fleet Capital Corporation, individually and as Administrative Agent, Silver Point Finance LLC as Term B Agent, Credit Suisse First Boston, acting through its Cayman Islands branch (“CSFB”), as a co-syndication agent, CSFB and Fleet Securities, Inc., collectively, as joint lead arrangers and joint book runners and Bank One, NA, as a co-syndication agent (the “Loan Agreement”). The Loan Agreement provides us and certain of our domestic subsidiaries with a $200.0 million senior secured asset based bank facility and a $65.0 million senior secured “last out” term loan facility, each arranged with a separate group of banks and financial institutions. The following sets forth a description of some of the terms of the new credit facilities.

Secured Asset Based Bank Facility

      The total amount of the asset based bank facility is $200.0 million, available on a fully revolving basis with a $70.0 million sublimit for letters of credit and a $10.0 million sublimit for swingline loans. Availability under the asset based bank facility is subject to a borrowing base consisting of eligible accounts receivable and eligible inventory, plus eligible trademarks. The eligible trademarks will be included in the borrowing base only in the first two years of the facility. Availability based on the eligible trademarks was $20.0 million on July 15, 2003 and is reduced monthly after such date in equal installments. Upon the closing of the asset based facility the borrowing base under our asset based bank facility provided for aggregate borrowings of $153.3 million, with availability reduced by $50.0 million aggregate face amount of letters of credit then outstanding. The asset based bank facility will mature on July 15, 2008. On the maturity date, we will be required to repay the aggregate principal amount of all loans outstanding under the asset based bank facility. Loans under the asset based bank facility will initially bear interest at LIBOR plus 2.25% per annum, or, at our option, at the base rate plus 0.25% per annum. Commencing January 2004, the LIBOR and base rate margins applicable to loans under the asset based bank facility will be reset quarterly based on a pricing grid. Depending on our consolidated leverage ratio, loans will thereafter bear interest at LIBOR plus 2.00% to 2.50% or, at our option, at the base ratio plus a margin of 0.50% to 0.00%.

Secured Term Loan Facility

      The total amount of the “last out” term loan facility is $65.0 million which was drawn in full at closing. The term loan facility will mature on July 15, 2008. Subject to the satisfaction of certain conditions under the asset based bank facility, the term loan facility will amortize in equal monthly installments commencing on the first month after the portion of availability under the asset based bank facility which is based on trademarks has been reduced to zero or August, 2005, whichever is later. On the maturity date, we will be required to repay the remaining aggregate principal amount of all loans outstanding under the term loan facility. Loans outstanding under the term loan facility bear interest at a margin over the base rate of 5.00% per annum.

Use of Proceeds Under Each Facility

      The proceeds of the loans under the asset based bank facility and the term loan facility were used to refinance our then existing debt, including to pay fees, expenses and call premiums associated with the refinancing. Future proceeds of loan under the asset based bank facility will be used to finance our working capital needs and for general corporate purposes.

Fees

      The Loan Agreement also requires us to pay certain customary fees, including agents fees, collateral review and appraisal fees, unused line fees, arrangement fees, letter of credit fees and amendment fees.

Security and Guarantees; Intercreditor Arrangements Between the Facilities

      The obligations under the asset based bank facility and the term loan facility are guaranteed by JBI Holdings Inc. (an intermediate UK holding company for certain domestic subsidiaries “JBIH”) and substantially all of our present and future domestic subsidiaries, and are secured by a first-priority lien on and security interest in 100% of the capital stock of, or other equity interests in, JBIH, existing and future domestic subsidiaries, 65% of the capital stock of, or other equity interests in, other existing and future first-tier foreign subsidiaries, all accounts receivable, inventory, trademarks and other general intangible assets and (subject to certain permitted encumbrances) substantially all of the other assets, in each case that are held by us, any subsidiary borrowers or any of the subsidiary guarantors, with the exception of our and the subsidiary guarantors’ domestic real property, plant and equipment. The obligations under the asset based bank facility and the term loan facility are also secured by a second-priority lien on and security interest in (subject to certain permitted encumbrances) substantially all of our, the subsidiary borrowers and the subsidiary guarantors’ domestic real property, plant and equipment (which property, plant and equipment will be subject to a first-priority security interest for the benefit of the notes). The Loan Agreement contains intercreditor arrangements that regulate the respective rights and priorities of the asset based bank facility lenders and the term loan facility lenders with respect to their collateral. In general terms, these arrangements specify that, as between the asset based bank facility lenders and the term loan facility lenders, the term loan facility will be paid on a “last out” basis following the prior payment of all obligations under the asset based facility. For a more detailed description of the collateral arrangements, see “Description of Notes — Security.”

Covenants

      The Loan Agreement contains certain representations, affirmative covenants, negative covenants and financial covenants customary for financings of the same type as the asset based bank facility and the term loan facility. The negative covenants limit our and our subsidiaries’ ability to do specified things, including but not limited to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions on capital stock;

•	repurchase capital stock;

•	make payments with respect to subordinated debt;

•	make loans and investments;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens;

•	sell or otherwise dispose of assets;

•	enter new lines of business;

•	merge or consolidate with other entities; and

•	engage in transactions with affiliates.

•	create or acquire new joint ventures as subsidiaries, or permit subsidiaries to issue additional securities.

      The Loan Agreement also contains the following financial covenants:

•	leverage ratio;

•	minimum interest coverage ratio;

•	fixed charge coverage ratio; and

•	maximum capital expenditures.

Mandatory Prepayment and Commitment Reduction

      The asset based bank facility and the term loan facility provide for mandatory prepayments and commitment reductions from asset sales, excess cash flow, debt proceeds, equity proceeds and insurance proceeds, subject to negotiated exceptions. Mandatory prepayments are also required if at any time we do not meet certain senior leverage ratios. These prepayments and reductions are allocated between the asset based bank facility and the term loan facility in the manner set forth in the Loan Agreement. Prepayments and commitment reductions from asset sales (other than sales of accounts, inventory and certain trademarks), excess cash flow, debt proceeds and equity proceeds will be allocated first to the term loan facility and second to the asset based bank facility.

Events of Default

      The asset based bank facility and the term loan facility contain customary events of default, including, but not limited to, cross defaults to our obligations under the notes and certain change of control events. Upon the occurrence of an event of default, with certain limitations and grace periods, our outstanding obligations under the asset based bank facility and the term loan facility may be accelerated and become due and payable immediately.

Foreign Overdraft Facilities

      We currently maintain overdraft facilities for our foreign operating entities. We have a U.K. overdraft facility that permits certain of our U.K. subsidiaries to carry overdrafts (net of cash balances) in an aggregate amount not to exceed GBP 10 million ($16.6 million at the September 27, 2003 exchange rate of GBP 1.00 = $1.66). Obligations under our U.K. overdraft facility are secured by substantially all the sales of the subsidiaries that are able to borrow under the facility. As of September 30, 2003, our foreign subsidiaries had approximately $23.5 million of overdrafts outstanding under our U.K. overdraft facility.

      We also maintain overdraft facilities for certain of our subsidiaries in Italy pursuant to which these subsidiaries are able to carry overdrafts in an aggregate amount not to exceed €11.0 million ($12.65 million at the September 30, 2003 exchange rate of €1.00 = $1.15). As of September 30, 2003, foreign subsidiaries had approximately $0 million of overdrafts outstanding under our Italian overdraft facilities.

DESCRIPTION OF THE NOTES

      Jacuzzi Brands, Inc. issued the old notes under an Indenture (the “Indenture”) among itself, certain of its subsidiaries and Wilmington Trust Company, as Trustee. The terms of the new notes are identical in all material respects to the terms of the old notes, except for transfer restrictions relating to the outstanding notes, and, in both cases, include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. When we refer to the term “Notes” in this “Description of the Notes” section, we are referring to both the old notes and the new notes to be issued in the exchange offer. The Security Documents referred to below under the caption “— Security” describe the terms of the security interests that will secure the Notes.

      Certain terms used in this description are defined under the subheading “— Certain Definitions”. In this description, the word “Company” refers only to Jacuzzi Brands, Inc. and not to any of its subsidiaries.

      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture, the Registration Rights Agreement and the Security Documents because they, not this description, define your rights as holders of the Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information”.

Brief Description of the Notes

      The Notes:

•	are senior obligations of the Company secured by the Collateral;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by each Subsidiary Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

      The Company issued the Notes with a maximum aggregate principal amount of $380.0 million. The Company issued the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on July 1, 2010.

      Interest on these Notes will accrue at the rate of 9 5/8% per annum and will be payable semiannually in arrears on January 1 and July 1, commencing on January 1, 2004. We will make each interest payment to the holders of record of these Notes on the immediately preceding December 15 and June 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

      Except as set forth below, we will not be entitled to redeem the Notes at our option prior to July 1, 2007.

      On and after July 1, 2007, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Redemption
Period	Price

2007	104.813%
2008	102.406%
2009 and thereafter	100.000%

      Prior to July 1, 2006, we may at our option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount) of 109.625%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

      If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

      We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Security

      The Notes will have the benefit of the Collateral, which will consist of (i) the Notes Collateral, constituting certain domestic property, plant and equipment, as to which the holders of the Notes will have a first-priority interest and the Bank Lenders will have a second-priority interest and (ii) the Bank Collateral, constituting substantially all of the other assets of the Company and the assets of the Subsidiaries of the Company that secure Obligations under the Credit Agreement, as to which the Bank Lenders will have a first-priority interest and the holders of the Notes will have a second-priority interest.

Notes Collateral

      The Company will assign and pledge as collateral to the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes a first-priority lien on and security interest in substantially all the property, plant and equipment associated with the Specified Facilities (as defined below), including real property, together with the proceeds therefrom and improvements, alterations and repairs thereto. Under the Indenture, the Company will agree to add to the Notes Collateral from time to time any Material After-Acquired Property. However, the Notes Collateral will not include any inventory, accounts receivable, intangible assets or any other assets or proceeds thereof. The security interests in the Notes Collateral will be subject to certain permitted encumbrances. The Notes Collateral will be pledged pursuant to various security documents, including mortgage and security agreements with respect to each Specified Facility (the “Mortgages”).

      Initially, only the Notes will have the benefit of the first-priority interest in the Notes Collateral. No other indebtedness incurred by the Company may be granted a first-priority security interest in the Notes Collateral; provided, however, that in the event that the Company refinances some (but not all) of the Notes, the indebtedness incurred to refinance the Notes may be equally and ratably secured by the Notes Collateral and such refinancing indebtedness will rank pari passu with the remaining Notes with respect to the Notes Collateral. Any such refinancing indebtedness secured by the Notes Collateral will constitute Pari Passu Debt for purposes of the Indenture.

      The Company will grant a second-priority lien on and security interest in the Notes Collateral for the benefit of the Lenders Debt, which initially will consist of the loans outstanding under the Credit Agreement made by the Bank Lenders, obligations with respect to letters of credit issued under the Credit Agreement and certain hedging and cash management obligations incurred with the Bank Lenders or their affiliates. Any additional indebtedness that is incurred by the Company pursuant to the terms of the Indenture may also be given a lien on and security interest in the Notes Collateral that ranks junior to the lien of the Notes in the Notes Collateral. Any such additional indebtedness will constitute Lenders Debt for purposes of the Indenture. Lenders Debt will not be able to take any enforcement action with respect to the Notes Collateral so long as any Notes are outstanding.

      The Trustee, for the benefit of the holders of the Notes, will enter into the Notes Collateral Agency Agreement with the Notes Collateral Agent relating to the administration, preservation and disposition of the Notes Collateral. In addition, the Notes Collateral Agency Agreement will provide that only the Designated Notes Collateral Representative may give instructions to the Notes Collateral Agent as to the taking of action toward collection or enforcement of any Notes Security Document or the Notes Collateral, including action toward foreclosure upon the Notes Collateral. So long as any Notes are outstanding, if no Pari Passu Debt is outstanding, the Trustee will be the “Designated Notes Collateral Representative”. If any Pari Passu Debt is outstanding, the “Designated Notes Collateral Representative” will be the Trustee acting under the Indenture or, if the terms of the Pari Passu Debt so provide, any Pari Passu Debt Representative under any Pari Passu Debt Instrument, as determined by the voting arrangements contained in the Notes Collateral Agency Agreement.

      The Company will have the right to sell, exchange or otherwise dispose of any of the Notes Collateral upon compliance with the requirements and conditions of the provisions set forth in the Indenture, and the Trustee will instruct the Notes Collateral Agent to release the first-priority lien on the Notes Collateral for the benefit of the Notes (and any Pari Passu Debt) and the second-priority lien on the Notes Collateral for the benefit of the Lenders Debt upon receipt by the Trustee and the Notes Collateral Agent of a notice requesting such release and describing the property to be so released, together with resolutions, certificates, opinions of counsel and proceeds of such disposition (or arrangements as to such proceeds satisfactory to the Trustee) or substitute collateral (if required), all as set forth in the Indenture and the Security Documents. In addition, so long as no Event of Default shall have occurred and be continuing, the Company may, among other things, without any release or consent by the Notes Collateral Agent or the Trustee but in accordance with the Indenture, dispose of obsolete assets constituting Notes Collateral in the ordinary course of business, grant certain easements and create certain encumbrances with respect to the Notes Collateral and alter, repair and replace items of the Notes Collateral. Any releases of Notes Collateral made in compliance with the provisions of the Indenture will be deemed not to impair the security interests in contravention of the provisions of the Indenture.

      Subject to certain exceptions, if the Company sells any Notes Collateral, the Indenture requires the Company to use the proceeds to either purchase additional assets that must be added to the Notes Collateral (or to reimburse the Company for customary out-of-pocket costs incurred by the Company and directly related to such acquisition) or make an offer for the Notes (and any Pari Passu Debt). The Company may also exchange assets that constitute Notes Collateral for other assets, provided that the assets received or other qualifying assets are included in the Notes Collateral. A sale by the Company of a Subsidiary Guarantor that owns assets constituting the Notes Collateral will be treated as a sale of those assets. In the event of a sale of Notes Collateral, the Company will immediately deposit the net cash proceeds from such sale (the “Notes Collateral Sale Proceeds”) with the Notes Collateral Agent and such Notes Collateral Sale Proceeds will be pledged as additional Notes Collateral.

      Notwithstanding the foregoing (but subject to the limitation described below), so long as no Event of Default shall have occurred and be continuing, the Company will not be required to deposit the Notes Collateral Sale Proceeds from any one sale of Notes Collateral with the Notes Collateral Agent to the extent that the amount of Notes Collateral Sale Proceeds resulting from such sale is less than $7.5 million. In the event of a sale of Notes Collateral that results in Notes Collateral Sale Proceeds in an amount equal to or greater than $7.5 million, the Company will be required to deposit the full amount of such Notes Collateral Sale Proceeds with the Notes Collateral Agent, but (subject to the limitation described below), so long as no Event of Default shall have occurred and be continuing, the Company may withdraw Notes Collateral Sale Proceeds (either in one withdrawal or a series of withdrawals) and apply such Notes Collateral Sale Proceeds in any manner not prohibited by the Indenture. The Notes Collateral Sale Proceeds that are not deposited with the Notes Collateral Agent or are withdrawn from the account maintained by the Notes Collateral Agent are referred to collectively as “Released Proceeds”. Released Proceeds will not constitute Notes Collateral. At no time may the aggregate amount of Released Proceeds which have not yet been applied in accordance with the terms of the Indenture exceed $7.5 million.

      All moneys deposited in trust with the Notes Collateral Agent pursuant to the Indenture will be held by the Notes Collateral Agent as part of the Notes Collateral and, so long as no Event of Default shall have occurred and be continuing, may, at the direction of the Company, be applied by the Notes Collateral Agent from time to time to the acquisition of assets to be made subject to the lien of the Security Documents (or to reimburse the Company for customary out-of pocket costs incurred by the Company and directly related to such acquisition) or to the purchase of the Notes or any Pari Passu Debt, in each case in accordance with the terms of the Indenture and any Pari Passu Debt Instrument. The Company may also withdraw any such moneys consisting of the proceeds of insurance upon any part of the Notes Collateral or any award for any Notes Collateral taken by eminent dominion to reimburse the Company for repair or replacement of such Notes Collateral, subject to certain conditions.

      The first-priority lien on the Notes Collateral for the benefit of the Notes will be released if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance.”

      Pursuant to the Notes Collateral Agency Agreement, if an event of default occurs under the Indenture or under any Pari Passu Debt Instrument, the Trustee, on behalf of the holders of the Notes, or the Pari Passu Debt Representative, on behalf of the holders of any Pari Passu Debt, in addition to any rights or remedies available to it under the Indenture or under any Pari Passu Debt Instrument, may take such action as it deems advisable to protect and enforce its rights in the Notes Collateral, subject to the right of the Designated Notes Collateral Representative to control the disposition of the Notes Collateral. The proceeds received from any foreclosure will be applied first to pay the expenses of such foreclosure and fees and other amounts then payable to the Notes Collateral Agent under the Notes Collateral Agency Agreement, to the Trustee under the Indenture and to the Pari Passu Debt Representative and thereafter to pay the principal of, premium, if any, and interest on, the Notes and any Pari Passu Debt and thereafter to pay any Lenders Debt secured by the Notes Collateral, in the order specified by the terms of the Lenders Debt. There can be no assurance that the proceeds of any sale of the Notes Collateral following an Event of Default with respect to the Notes would be sufficient to satisfy payments due on the Notes. See “Risk Factors — There may not be sufficient collateral to pay all or any of the notes.”

      The “Specified Facilities” consist of the facilities owned and operated by the Company and the Domestic Restricted Subsidiaries located in: Chino, California; Gardena, California; Paso Robles, California; Plant City, Florida; Swainsboro, Georgia; Waynesboro, Georgia; Elkhart, Indiana; Cadillac, Michigan; Sanford, North Carolina; Salem, Ohio; Erie, Pennsylvania; Ford City, Pennsylvania; Schenley, Pennsylvania; Commerce, Texas; Abilene, Texas; and Milford, Virginia.

Bank Collateral

      The Notes will also be secured by a second-priority lien on and security interest in the Bank Collateral. The Bank Collateral will consist of 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and 65% of the capital stock of, or other equity interests in, existing and future first-tier Foreign Subsidiaries and substantially all of the other assets (other than the Notes Collateral), in each case that are held by the Company or any of the Subsidiary Guarantors.

      From and after the date of the Indenture, the Company or any Subsidiary Guarantor may grant an additional lien on any property or asset that constitutes Bank Collateral in order to secure any Obligation permitted to be incurred pursuant to the Indenture. Any such additional lien may be a first-priority lien that is senior to the lien securing the Notes or may be a second-priority lien that will rank pari passu with the second priority lien securing the Notes or a lien that will rank junior to the second-priority lien securing the Notes. In addition, either the Company or any Subsidiary Guarantor may grant a lien on any other property or asset that does not constitute Notes Collateral or Bank Collateral, provided that, in such an event, it concurrently secures the Notes on a pari passu basis.

      The Company will have the right to sell, exchange or otherwise dispose of any of the Bank Collateral upon compliance with the requirements and conditions of the provisions set forth in the Indenture, and the liens on the Bank Collateral may be released in order to enable us to consummate an asset sale or exchange in compliance with the terms of the Indenture. The second-priority lien on Bank Collateral securing the Notes will also be released if the first-priority liens on such Bank Collateral are released. The second-priority lien on Bank Collateral securing the Notes will also be released if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance.” Any releases of the second-priority lien or the Bank Collateral for the benefit of the Notes made in compliance with the provisions of the Indenture will be deemed not to impair the security interests in contravention of the provisions of the Indenture.

Intercreditor Agreement

      On the Issue Date, the Trustee and the Bank Representative entered into the Intercreditor Agreement. The Intercreditor Agreement will provide for the addition of other parties that are permitted to share in the Notes Collateral or Bank Collateral. Pursuant to the terms of the Intercreditor Agreement, the Designated Notes Collateral Representative (initially the Trustee) will determine the time and method by which the security interests in the Notes Collateral will be enforced and the Bank Representative will determine the time and method by which the security interests in the Bank Collateral will be enforced. The Designated Notes Collateral Representative will not be permitted to enforce the second-priority security interest in the Bank Collateral even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Notes, it being understood that the Designated Notes Collateral Representative will be permitted to require us to make filings and take other actions necessary to perfect or continue the perfection of the second-priority lien. The Bank Representative will be subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Notes Collateral held for the benefit of the Lenders Debt.

      The Intercreditor Agreement will also provide that, if the Designated Notes Collateral Representative were to enforce any lien in respect of the Notes Collateral and the Designated Notes Collateral Representative or a purchaser at a foreclosure sale conducted in foreclosure of any such lien takes actual possession of a facility or property of the Company or a Subsidiary Guarantor, then, if so requested by the Bank Collateral Agent, the Designated Notes Collateral Representative or such foreclosure purchaser will allow the Bank Collateral Agent and its officers, employees and agents reasonable and non-exclusive access to and use of such property for a specified period as necessary or reasonably appropriate for the Bank Collateral Agent to process, ship, produce, store, complete, supply, sell or otherwise dispose of, in any lawful manner, any inventory upon which the Bank Collateral Agent holds a lien, subject to certain conditions and limitations as set forth in the Intercreditor Agreement.

      The Designated Notes Collateral Representative or any such foreclosure purchaser will agree to provide reasonable cooperation to the Bank Collateral Agent in connection with the manufacture, production, completion, removal and sale of the inventory that constitutes Bank Collateral and will be entitled to receive from the Bank Collateral Agent fair compensation and reimbursement for the reasonable costs and expenses incurred therewith.

Guaranties

      The Subsidiary Guarantors will jointly and severally guarantee, on a senior basis, our obligations under the Notes. Each Subsidiary Guarantor’s guarantee of the Notes will be secured by the portion (if any) of the Collateral owned by such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its secured Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — The subsidiary guaranties and the liens securing the guaranties may not be enforceable.”

      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

      If a Subsidiary Guaranty were rendered voidable, it and the related lien on the Collateral owned by the Subsidiary Guarantor could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty and with respect to the related Collateral could be reduced to zero. See “Risk Factors — The subsidiary guaranties and the liens securing the guaranties may not be enforceable.”

      Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation”; provided, however, that if such other Person is not the Company, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of either:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition.

      The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary unless any of the Collateral is then owned by such Subsidiary Guarantor; or

(2) if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance.”

Ranking

Senior Indebtedness versus Notes

      The indebtedness evidenced by these Notes and the Subsidiary Guaranties will be secured by the Collateral, which Collateral will be shared on an equal basis with any Pari Passu Debt incurred thereafter. Indebtedness under the Credit Agreement also will be secured by the Collateral. The Indebtedness under the Credit Agreement and any other Lenders Debt incurred in the future will have priority with respect to the Bank Collateral but be junior in ranking with respect to the Notes Collateral.

      As of September 30, 2003:

(1) the Company’s Senior Indebtedness was approximately $468.9 million, including $380.0 million of secured indebtedness represented by the Notes and $88.9 million of secured indebtedness under the Bank Credit Facility;

(2) the Senior Indebtedness of the Subsidiary Guarantors was approximately $476.6 million, of which $380.0 million would have been represented by Subsidiary Guaranties by the Subsidiary Guarantors and $88.9 million of which would have represented guaranties by the Subsidiary Guarantors of loans under the Bank Credit Facility; and

(3) the Company was able to incur an additional $81.1 million of secured indebtedness under the Bank Credit Facility.

Liabilities of Non-Guarantor Subsidiaries versus Guaranties of the Notes

      A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the Notes, including all of our foreign subsidiaries and any subsidiary of ours that is a Receivables Subsidiary or a Permitted Joint Venture. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

      At September 30, 2003, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $642.4 million, including trade payables. Our non-guarantor subsidiaries generated approximately 25% of our net sales for the twelve months ended September 30, 2003, and held approximately 20% of our assets (excluding assets held for sale) as of September 30, 2003. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.”

Form, Denomination and Registration of Notes

      The Notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of Global Notes, as further provided below.

      The trustee is not required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any Note on or after the regular record date and before the date of redemption or purchase. See “— Global Notes” and “— Certificated Notes” for a description of additional transfer restrictions applicable to the notes.

      No service charge will be imposed in connection with any transfer or exchange of any note, but Jacuzzi may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

      Global Notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the Global Notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a Global Note, DTC or such nominee will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the indenture and the Notes. No owner of a beneficial interest in a Global Note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

      The custodian and DTC will electronically record the principal amount of notes represented by global notes held within DTC. Investors may hold their beneficial interests in the Global Note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

      Payments of principal and interest under each Global Note will be made to DTC’s nominee as the registered owner of such Global Note. Jacuzzi expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant Global Note as shown on the records of DTC. Jacuzzi also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of Jacuzzi, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interest in any Global Note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

      If DTC notifies Jacuzzi that it is unwilling or unable to continue as depositary for a Global Note and a successor depositary is not appointed by Jacuzzi within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that Global Note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Depository Procedures

      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

      Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Same Day Settlement and Payment

      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

      Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

      The Bank Credit Facility will prohibit us from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Bank Credit Facility.

      Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

      The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.25 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Asset Based Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $200.0 million and (ii) the sum of (x) 50% of the book value of the inventory of the Company and its Domestic Restricted Subsidiaries and (y) 70% of the book value of the accounts receivable of the Company and its Domestic Restricted Subsidiaries, determined in each case as of the end of the most recent month for which internal financial statements are then available;

(2) Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $65.0 million less the sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from Refinancings thereof that are treated as Indebtedness Incurred pursuant to this clause (2);

(3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

(4) the Notes and the Exchange Notes;

(5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant), including the Redeemable Notes;

(6) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) (other than the Redeemable Notes) or (6) or this clause (7); provided,

however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8) Hedging Obligations consisting of (i) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to the Indenture or (ii) Currency Agreements directly related to the foreign exchange exposure of the Company and the Restricted Subsidiaries;

(9) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(11) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4) or (5) or pursuant to clause (7) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5);

(12) Indebtedness Incurred by a Receivables Subsidiary pursuant to a Qualified Receivables Transaction;

(13) Indebtedness Incurred by a Foreign Subsidiary solely for the working capital purposes of such Foreign Subsidiary or any of its Subsidiaries; and

(14) Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $25.0 million.

      (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless either (i) such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Obligations in connection with such Refinancing is treated as a Restricted Payment made pursuant to clause (a) of the covenant described under “— Limitation on Restricted Payments.”

      (d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Notes will be initially treated as Incurred on the Issue Date under clauses (1) and (2) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4) following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1), (2), (4) or (5) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification.

      (e) For purposes of determining compliance with any U.S. dollar, pound sterling or euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, Pound Sterling Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, pound sterling or euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars, pound sterling or euros will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the Euro Equivalent, Pound Sterling Equivalent or U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent, Pound Sterling Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent, Pound Sterling Equivalent or Euro Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2003 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the cash return on any Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company or any Subsidiary Guarantor which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) dividends paid in respect of Disqualified Stock of the Company or any Restricted Subsidiary which is permitted to be issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; and

(6) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (6), does not exceed $2.5 million; provided, however, that for purposes of calculating the aggregate amount of Restricted Payments that have been made pursuant to this clause (6) as of any date, such amount shall be reduced by an amount equal to the sum of (x) the cash return on any Investments made by the Company or any Restricted Subsidiary in any Person (and treated as a Restricted Payment made pursuant to this clause (6)) resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments previously made and treated as Restricted Payments pursuant to this clause (6) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided further, however, that Restricted Payments made pursuant to this clause (6) shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement as in effect on the Issue Date);

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred or Capital Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially more restrictive, taken as a whole, than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(F) any encumbrance or restriction pursuant to applicable law, regulation or order;

(G) any customary encumbrance or restriction pursuant to the terms of any joint venture or similar agreement entered into in the ordinary course of business;

(H) any encumbrance or restriction pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to a Receivables Subsidiary;

(I) any customary (as conclusively determined in good faith by the Chief Financial Officer of the Company) encumbrance or restriction with respect to a Foreign Subsidiary pursuant to the terms of any Indebtedness Incurred pursuant to clause (13) or (14) of the covenant described under “— Limitation on Indebtedness”; provided, however, that either (x) such encumbrance or restriction permits the distribution of funds to the Company in an amount sufficient for the Company to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holders or lenders of such Indebtedness, including pursuant to offers to purchase) according to the terms of the Indenture and the Notes and any other Indebtedness that is an obligation of the Company; provided, however, that such agreement may nevertheless contain customary (as so determined) net worth, leverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary and restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Indebtedness owed to the Company or any of its Restricted Subsidiaries; or (y) the Company determines (as evidenced by an Officers’ Certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company) that at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that such encumbrance or restriction is not reasonably expected to materially affect the Company’s ability to make timely payments of interest, premium (if any) and principal (in any manner described in clause (x) above) in respect of the Notes and any other Indebtedness that is an obligation of the Company; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition of any Notes Collateral unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2) except to the extent the Company or a Restricted Subsidiary receives Additional Assets in exchange for such Asset Disposition, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that the terms of this clause (2) shall not apply to any Specified Asset Sale;

(3) (i) to the extent that the Additional Assets received by the Company and its Restricted Subsidiaries in such Asset Disposition qualify as “Additional Assets” pursuant to clause (1) of the definition thereof, such Additional Assets are concurrently with their acquisition added to the Notes Collateral securing the Notes and (ii) to the extent that the Additional Assets received by the Company and its Restricted Subsidiaries in such Asset Disposition constitute the Capital Stock of any Person, assets of such Person that qualify as “Additional Assets” pursuant to clause (1) of the definition thereof with a Fair Market Value that is equal to or greater than the Fair Market Value of the Notes Collateral that is the subject of such Asset Disposition are concurrently with the acquisition added to the Notes Collateral securing the Notes; and

(4) an amount equal to 100% of the Net Available Cash from such Asset Disposition is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust and applied by the Company (or such Restricted Subsidiary, as the case may be) at the Company’s election either

(A) to acquire Additional Assets (or to reimburse the Company for customary out-of-pocket costs incurred by the Company and directly related to such acquisition), which Additional Assets are concurrently with their acquisition added to the Notes Collateral securing the Notes; provided, however, that (i) to the extent that the Additional Assets acquired by the Company and its Restricted Subsidiaries in such Asset Disposition qualify as “Additional Assets” pursuant to clause (1) of the definition thereof, such Additional Assets are concurrently with their acquisition added to the Notes Collateral securing the Notes and (ii) to the extent that the Additional Assets acquired by the Company and its Restricted Subsidiaries in such Asset Disposition constitute the Capital Stock of any Person, assets of such Person that qualify as “Additional Assets” pursuant to clause (1) of the definition thereof with a Fair Market Value that is equal to or greater than the Net Available Proceeds received by the Company or any of its Restricted Subsidiaries in respect of the Notes Collateral that is the subject of such Asset Disposition are concurrently with the acquisition added to the Notes Collateral securing the Notes, or

(B) to make an offer to the holders of the Notes (and if applicable holders of any Pari Passu Debt) to purchase Notes (and such Pari Passu Debt) pursuant to and subject to the conditions contained in the Indenture, in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Notwithstanding the foregoing provisions of this paragraph (a), the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph (a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions of Notes Collateral which is not applied in accordance with this covenant exceeds $7.5 million.

      (b) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (other than an Asset Disposition of Notes Collateral) unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2) except to the extent the Company or a Restricted Subsidiary receives Additional Assets in exchange for such Asset Disposition, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that the terms of this clause (2) shall not apply to any Specified Asset Sale; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (or to reimburse the Company for customary out-of-pocket costs incurred by the Company and directly related to such acquisition); and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Notwithstanding the foregoing provisions of this paragraph (b), the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this paragraph (b) which is not applied in accordance with this paragraph (b) exceeds $7.5 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be applied to temporarily reduce revolving credit indebtedness or invested in any manner that is not prohibited by the Indenture.

      (c) For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

      (d) In the event of an Asset Disposition that results in an offer to purchase Notes (and any other Indebtedness of the Company) pursuant to clause (a)(4)(B) or (b)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. In each case, if the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. If any Net Available Cash remains after the completion of any such offer to purchase, the Company may use such Net Available Cash for any purpose not otherwise prohibited by the Indenture. Upon completion of any such offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

      (e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $1.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $5.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, indemnification or similar arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction; and

(8) any agreement as in effect on the Issue Date or any amendment or modification of any such agreement; provided, however, that the terms of such agreement following any such amendment or modification are no less favorable to the Company than the terms contained in such agreement prior to such amendment or modification.

Limitation on Line of Business

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

      The Company

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

Limitation on Liens

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

      Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

      (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness (other than any Indebtedness of the Company or any of its Subsidiaries) which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

      (b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia (or, in the case of a disposition of all or substantially all of the assets of a Subsidiary Guarantor in which such assets consist primarily of Capital Stock of a Subsidiary of such Subsidiary Guarantor, the United Kingdom), and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Impairment of Security Interest

      The Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes; provided, however, that the taking of any action with respect to the Collateral that is not prohibited by the terms of the Indenture will not be deemed to impair such security interest. The Company will not, and will not permit any of its Restricted Subsidiaries to, grant to any Person (other than the Notes Collateral Agent, for the benefit of the Trustee, the holders of the Notes, any Pari Passu Debt Representative and holders of any Pari Passu Debt), any interest whatsoever in any of the Notes Collateral other than a junior security interest for the benefit of Lenders Debt as contemplated by the Security Documents.

Amendment to Security Documents

      The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as permitted under “— Amendments and Waivers.”

Material After-Acquired Property

      Upon the acquisition by the Company or any Restricted Subsidiary of any Material After-Acquired Property, the Company or such Restricted Subsidiary shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens, in such Material After-Acquired Property and to have such Material After-Acquired Property added to the Notes Collateral, and thereupon all provisions of the Indenture relating to the Notes Collateral shall be deemed to relate to such Material After-Acquired Property to the same extent and with the same force and effect.

SEC Reports

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections (other than any information required by Section 3-16 of Regulation S-X promulgated by the SEC). The Company will not take any action solely for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports, information and documents referred to in this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

      At any time that any Significant Subsidiaries of the Company are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Future Guarantors

      The Company will cause each Domestic Restricted Subsidiary (other than a Subsidiary Guarantor) that Incurs any Indebtedness to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture and, to the extent necessary, Security Documents (including joinder agreements with respect to existing Security Documents).

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest or any Additional Amounts on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions”, “— Limitation on Line of Business”, “— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, or “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Impairment of Security Interest”, “— Amendments to Security Documents”, “— Material After-Acquired Property”, “— SEC Reports” or “— Future Guarantors;

(5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or in the Security Documents;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance carrier has acknowledged liability in writing) is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, which judgment is not paid, discharged, waived or stayed within 60 days (the “judgment default provision”); or

(9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

(10) any security interest granted under any Security Document shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all Obligations under the Indenture secured by such security interest or the release of such security interest in accordance with the provisions of the Security Documents or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the “security default provision”).

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture and the Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) change the provisions applicable to the redemption of any Note as described under “— Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders (other than any change described in clauses (1), (2) or (3) below); or

(9) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

      Notwithstanding the preceding, without the consent of holders of 66 2/3% in principal amount of Notes then outstanding, no amendment or waiver may:

(1) release any Collateral from the lien of the Indenture and the Security Documents;

(2) change the provisions applicable to the application of the proceeds from the sale of Collateral; or

(3) change or alter the priority of the security interests in the Collateral;

in each case except as is provided by the terms of the Security Documents or the Intercreditor Agreement.

      Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture or the Security Documents:

      (1) to cure any ambiguity, omission, defect or inconsistency;

      (2) to provide for the assumption by a successor corporation of the obligations of the Company, or any Subsidiary Guarantor under the Indenture;

      (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

      (4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

      (5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

      (6) to make any change that does not adversely affect the rights of any holder of the Notes;

      (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

      (8) to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

      The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

      At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

      In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries, the judgment default provision and the security default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) , (8) or (10) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty, the Company and each Subsidiary will be released from all of their obligations under the Security Documents and the Collateral will be released by the Trustee and the Collateral Agent.

      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

      Wilmington Trust Company is to be the Trustee under the Indenture. We have appointed Wilmington Trust Company as Registrar and Paying Agent with regard to the Notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty , any Security Document or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The Indenture, the Security Documents and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

      “Additional Assets” means:

(1) any property, plant, equipment or other long-term tangible assets used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Based Facility” means (i) the asset based revolving credit facility contained in the Credit Agreement, (ii) any other facility or financing arrangement that Refinances, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under any such asset based revolving credit facility or (iii) any other revolving credit facility.

      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition (other than a disposition of Notes

Collateral) that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of cash or Temporary Cash Investments;

(D) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien, except in connection with a strict foreclosure on such property);

(E) a disposition of assets with a fair market value of less than $1.0 million; provided, however, that the aggregate amount of such fair market value with respect to assets that constitute Notes Collateral may not exceed $2.5 million in any calendar year;

(F) the disposition of assets in connection with a Sale/Leaseback Transaction within 90 days after the acquisition of such assets;

(G) any sale of Capital Stock of an Unrestricted Subsidiary; and

(H) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP.

      For purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, the disposition of Capital Stock of a Person will be treated as a disposition of all Collateral owned by such Person if after giving effect to such disposition of such Capital Stock, the Company and the Restricted Subsidiaries do not control such Person.

      “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

      “Bank Collateral” means all Collateral that does not constitute Notes Collateral.

      “Bank Collateral Agent” means Fleet Capital Corporation and any successor under the Credit Agreement.

      “Bank Credit Facility” means the Asset Based Facility and the Term Loan Facility.

      “Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

      “Bank Representative” means any trustee, agent or representative with respect to Indebtedness issued under the Credit Agreement.

      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitations on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

      “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Collateral” means all the collateral provided for under and described in the Security Documents.

      “Collateral Agreement” means the Collateral Agreement dated as of July 15, 2003, among the Company, the Subsidiary Guarantors and the Notes Collateral Agent, as the same may be amended from time to time in accordance with its terms and the Indenture.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such

Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

      “Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount and debt issuance cost (other than debt issuance costs associated with the Refinancing Transactions);

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses; and

(6) the cumulative effect of a change in accounting principles;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, (i) there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or clause (b)(6) thereof and (ii) for purposes only of calculating Consolidated Net Income for the fiscal quarter during which the Issue Date occurs, there shall be excluded non-recurring fees, charges (including non-cash charges) or other expenses paid, made or incurred in connection with the Refinancing Transactions that are accounted for within 90 days of the consummation of the Refinancing Transactions.

      “Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

(3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

      “Credit Agreement” means the Loan and Security Agreement to be entered into by and among, the Company, certain of its Subsidiaries, the revolving loan lenders and term loan lenders referred to therein, Fleet Capital Corporation, as Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch and Bank One, NA, as Co-Syndication Agents, and the term loan agent named therein, setting forth as of the Issue Date the terms of the Bank Credit Facility, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement (including, without limitation, the Bank Credit Facility), whether by the same or any other lender or group of lenders.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

      The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Domestic Restricted Subsidiary” means a Restricted Subsidiary (other than a Receivables Subsidiary) that is incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5) any non-recurring fees, charges or other expenses paid, made or incurred in connection with the Refinancing Transactions that are paid or otherwise accounted for within 90 days of the consummation of the Refinancing Transactions;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non- cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Euro Equivalents” means with respect to any monetary amount in a currency other than euros, at any time of determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined by an Independent Qualified Party.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

      will not be deemed to be the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Capital Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

      “Initial Purchasers” means Credit Suisse First Boston LLC, Fleet Securities, Inc., Banc One Capital Markets, Inc. and Jefferies & Company, Inc.

      “Intercreditor Agreement” means the Intercreditor Agreement dated as of July 15, 2003, among the Company and certain of its subsidiaries, the Trustee and the Bank Representative, as may be amended or supplemented from time to time in accordance with its terms and the Indenture.

      “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

      “Issue Date” means July 15, 2003.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

      “Lenders” has the meaning specified in the Credit Agreement.

      “Lenders Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement, (ii) any Indebtedness which has a priority security interest relative to the Notes in the Bank Collateral and as to which the Notes have a priority security interest in the Notes Collateral, (iii) all Obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (iv) all cash management Obligations incurred with any Bank Lender (or their affiliates).

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Material After-Acquired Property” means (i) equipment or fixtures acquired by the Company or any Restricted Subsidiary after the Issue Date which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Notes Collateral, (ii) any equipment, fixtures and real estate of the Company or any Domestic Restricted Subsidiary acquired after the Issue Date and which is not subject to a Permitted Lien pursuant to clause (6) of the definition thereof and (iii) any Additional Assets acquired by the Company or any Restricted Subsidiary in compliance with clause (a)(3) or clause (a)(4)(A) of the covenant described under “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Non-Qualifying Preferred Stock” means, with respect to any Person, any Preferred Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Non-Qualifying Preferred Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Non-Qualifying Preferred Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part.

      “Notes Collateral” means the portion of the Collateral as to which the Notes have a priority security interest relative to Lenders Debt.

      “Notes Collateral Agency Agreement” means the Collateral Agency Agreement dated as of July 15, 2003, among the Company, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent, as the same may be amended from time to time in accordance with its terms and the Indenture.

      “Notes Collateral Agent” means Wilmington Trust Company and any successor under the Notes Collateral Agency Agreement.

      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Offering Circular” means the offering circular dated June 30, 2003 used in connection with the sale of the Initial Notes.

      “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Pari Passu Debt” means any Refinancing Indebtedness in respect of the Notes; provided, however, that if such Refinancing Indebtedness contains or otherwise has the benefit of provisions effectively requiring that proceeds from sales or transfers of property or assets by the Company or any Subsidiary of the Company be applied to repay, redeem or retire or offer to repay, redeem or retire such Refinancing Indebtedness, the terms thereof shall be no more favorable to the holders of such Refinancing Indebtedness than those set forth in the Indenture for the benefit of the holders of the Notes.

      “Pari Passu Debt Instrument” means the instruments evidencing and the agreements governing any Pari Passu Debt that may be outstanding at any time.

      “Pari Passu Debt Representative” means any trustee, agent or other representative of the holders of an issue of, or lenders under an agreement or facility evidencing and governing, any Pari Passu Debt or, in case any holders of the Pari Passu Debt have no such trustee, agent or other representative, the holders of a majority in aggregate principal amount of outstanding Pari Passu Debt under the applicable Pari Passu Debt Instrument.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of (i) Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (ii) agreements or arrangements designed to protect such Person against fluctuations in commodity prices;

(12) Persons to the extent such Investments are in existence on the Issue Date;

(13) any Person to the extent such Investment constitutes the transfer or grant of a license to use the patents, trade secrets, know-how or other intellectual property of the Company or any of its Restricted Subsidiaries; provided, however, that such transfer or grant does not (i) prohibit the Company or any of its Restricted Subsidiaries from using the intellectual property licensed or require the Company or any Restricted Subsidiary to pay any fees for any such use or (ii) materially impair the value of such intellectual property to the Company and its Restricted Subsidiaries;

(14) Permitted Joint Venture Investments to the extent that such Investments, when taken together with all other Investments made pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $15.0 million;

(15) any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, equity or residual interest or limited liability company interest; and

(16) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) outstanding on the date such Investment is made, do not exceed $10.0 million.

      “Permitted Joint Venture” means any Person in which the Company or any of its Restricted Subsidiaries has made a Permitted Joint Venture Investment pursuant to clause (14) of the definition of “Permitted Investment”.

      “Permitted Joint Venture Investment” means any Investment by the Company or any of its Restricted Subsidiaries in any Person in connection with any joint venture or similar arrangement; provided, however, that such Person is engaged in Related Business.

      “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Lenders Debt on property that constitutes Collateral; provided, however, that to the extent such Lien is on property that constitutes Notes Collateral, such Lien does not rank prior to or equally and ratably with the Liens in favor of the Notes and any Pari Passu Indebtedness;

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(14) Liens to secure Indebtedness or other Obligations in an aggregate principal amount which, when taken together with all other Indebtedness and Obligations secured by Liens pursuant to this clause (14) and remaining outstanding, do not exceed $10.0 million.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Pound Equivalents” means with respect to any monetary amount in a currency other than pound sterling, at any time of determination thereof, the amount of pound sterling obtained by converting such foreign currency involved in such computation into pound sterling at the spot rate for the purchase of pound sterling with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

      “Public Equity Offering” means an underwritten primary public offering of common stock or Preferred Stock (other than Disqualified Stock or Non-Qualifying Preferred Stock) of the Company pursuant to an effective registration statement under the Securities Act.

      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

      “Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property of asset of the Company or any of its Restricted Subsidiaries (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company or any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

      “Redeemable Notes” means the 7.125% Senior Notes due 2003, the 11.25% Senior Notes due 2005 and the 7.25% Senior Notes due 2006 of the Company outstanding on the Issue Date.

      “Refinance” means, in respect of any Indebtedness, to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Refinancing Transactions” means the offering of the Notes, the entering into of the Credit Agreement and the redemption of the Redeemable Notes, each as more fully described in the Offering Circular.

      “Registration Rights Agreement” means the Registration Rights Agreement dated July 15, 2003, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

      “Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the optional purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

      “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “SEC” means the Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Security Documents” means the Collateral Agreement, the Notes Collateral Agency Agreement, the Mortgages, any agreements pursuant to which assets are added to the Bank Collateral or the Notes Collateral and any other instruments or documents entered into or delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended.

      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as such regulation is in effect on the Issue Date; provided, however, that a Restricted Subsidiary shall not be deemed to be a “Significant Subsidiary” solely because the equity of the Company and its Subsidiaries in the loss of such Restricted Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds 10 percent of the income of the Company and its Subsidiaries (calculated on the same basis).

      “Specified Asset Sale” means the sale of any assets classified as discontinued operations on the Issue Date.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group; and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.

      “Term Loan Facility” means (i) the term loan facility contained in the Credit Agreement and (ii) any other facility or financing arrangement that Refinances, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under any such term loan facility or any other Term Loan Facility.

      “Trustee” means Wilmington Trust Company until a successor replaces it and, thereafter, means the successor.

      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;

(2) any Subsidiary of the Company that constitutes a Permitted Joint Venture; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the

Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

      The Board of Directors may designate any Unrestricted Subsidiary (other than a Subsidiary that constitutes a Permitted Joint Venture) to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

      Except as described under “— Certain Covenants — Limitation on Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

THE EXCHANGE OFFER

      We have agreed pursuant to the registration rights agreement that we will, subject to certain exceptions,

(1) within 120 days after the date the old notes were issued, file a registration statement with the SEC with respect to a registered exchange offer to exchange the unregistered old notes for new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2) use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the date the old notes were issued;

(3) as soon as practicable after the effectiveness of the registration statement offer the new notes in exchange for surrender of the old notes; and

(4) keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the unregistered notes.

      For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefore, or, if no interest has been paid on such note, from the date of its original issue date.

Terms of the Exchange Offer; Period for Tendering Old Notes

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on February 9, 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means February 9, 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $380,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below.

During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Notes.”

Important rules concerning the exchange offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither the exchange agent, any other person nor shall we be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

      If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Wilmington Trust Company at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Jacuzzi.

How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national notes exchange or a member of the National Association of Notes Dealers, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the United States.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Jacuzzi, proper evidence satisfactory to Jacuzzi of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

      If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

      Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

      If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

•	the amount of old notes tendered

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You can withdraw your tender of old notes at any time on or prior to the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

      If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      Wilmington Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Certified or Registered Mail: Wilmington Trust Company DC-1615 Agency Unit PO Box 8861 Wilmington, DE 19899-8861	By Overnight Courier or Hand: Wilmington Trust Company CCM Agency Unit 1100 North Market St. Wilmington, DE 19890-1615

Facsimile Transmissions:

302-636-4145

To Confirm by Telephone

or for Information:
302-636-6469

      Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

      The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $500,000.

Resale of the New Notes

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      However, any purchaser of old notes who is an “affiliate” of Jacuzzi or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its old notes in the exchange offer and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

      By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1) it is not our “affiliate”;

(2) any new notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

      You should consult your own tax advisors concerning the tax consequences arising under state, local or foreign laws of the exchange of old notes for new notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

      We will not receive any proceeds from any sale of new notes by broker-dealers.

      New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

      Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information and reporting requirements of the Exchange Act and in accordance therewith file periodic reports and other information with the SEC. Such reports, proxies, information statements and other information so filed with the SEC may be inspected and copied at the public reference facility maintained by the SEC in the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov which contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC. We also maintain an Internet site at http://www.jacuzzibrands.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

      Our common stock is traded on the New York Stock Exchange. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In conjunction with our recent name change, we changed our New York Stock Exchange symbol from “USI” to “JJZ.”

LEGAL MATTERS

      Davis Polk & Wardwell, New York, New York will opine for us on whether the new notes are valid and binding obligations of Jacuzzi.

EXPERTS

      Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.